Exhibit 99.1

Asia Global Crossing In Discussions With Bondholders

Hamilton, Bermuda, April 15, 2002 — Asia Global Crossing announced today that it has determined to avail itself of the 30-day grace period for paying the interest due on April 15th on its $408 million of 13.375% Senior Notes due 2010. The grace period will allow additional time for discussions with a committee representing the majority owners of its bonds regarding a comprehensive plan to restructure the Company’s high-yield debt, and for discussions with potential equity investors.

As of March 31, 2002, Asia Global Crossing had $351 million of cash, sufficient to run its business in the ordinary course and, should the Company determine appropriate, to pay the interest due on its bonds prior to the expiration of the grace period.

About Asia Global Crossing

Asia Global Crossing, a company whose largest shareholders include Global Crossing, Softbank (Tokyo Stock Exchange: 9984), and Microsoft (Nasdaq: MSFT), provides the Asia Pacific region with a full range of integrated telecommunications and IP services. Through a combination of undersea cables, terrestrial networks, city fiber rings and complex web hosting data centers, Asia Global Crossing is building one of the first truly pan-Asian networks, which will provide seamless connectivity among the region’s major business centers. In addition, in combination with the worldwide Global Crossing Network, Asia Global Crossing provides access to more than 200 cities worldwide. As part of its strategy to provide city-to-city services, Asia Global Crossing partners with leading companies in each country it connects to provide backhaul networks.

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Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; the ability of the Company to restructure its existing obligations and obtain new financing; changes in the nature of telecommunications regulation in the United States, Asia, and other countries and regions; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. One is cautioned not to put undue reliance on such forward-looking statements, which speak only as of the date of this press release. Asia Global Crossing expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION

Investor contacts: Investor Relations Los Angeles, CA +1 310 385 5283	Press contacts: Madelyn Smith Los Angeles, CA +1 310 385 3816 madelyn.smith@asiaglobalcrossing.com Selene Lo Hong Kong +852 2121 2936 selene.lo@asiaglobalcrossing.com

General information:
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